Exhibit 99.1

SAEXPLORATION ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

Q2 2013 OVERVIEW

•	Revenue of $42.4 million compared to $74.4 million in Q2 2012, reflecting the impact of higher third-party revenue from a North American contract during Q2 2012

•	Gross margin increased to 24.2% from 17.4% for Q2 2012

•	Net loss of $(0.2) million, or $(0.04) per diluted share, compared to net income of $5.1 million, or $0.89 per diluted share, in Q2 2012. Net (loss) for Q2 2013 included $0.6 million of one-time costs associated with SAE’s June 2013 merger with Trio Merger Corp. Excluding these one-time merger costs, net income for Q2 2013 was $0.3 million, or $0.05 per diluted share.

•	Modified EBITDA was $7.6 million compared to $9.0 million in Q2 2012

•	Cash and cash equivalents totaled $28.5 million and working capital was $50.4 million

•	Contract revenue backlog was $285 million at June 30, 2013

CALGARY, AB – August 27, 2013 - SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW)(“SAE” or “the Company”) today announced financial results for the second quarter and six months ended June 30, 2013.

Brian Beatty, CEO and President of SAE, commented, “Revenue and gross margin for Q2 2013 were consistent with our normalized results in prior years. Revenue in Q2 2012 was positively impacted due to a contract in North America that contained an unusually high level of third-party revenue that is not typical of our operations in other geographies. We also incurred one-time expenses of approximately $0.6 million in Q2 2013 related to our June 2013 merger with Trio Merger Corp. We believe that this merger is another important step in our growth, as it provides access to the public markets, elevates our industry profile, and strengthens our ability to enhance long-term value for our stockholders. Excluding these charges, we were profitable for Q2 2013.”

“We are confident in our ability to continue executing on our growth strategy, which we commenced six years ago. We have maintained financial stability while securing the capital resources necessary to position SAE for continued success. We are currently involved in projects in various stages within the U.S., Canada, Colombia, Peru, and Malaysia. Each of these projects requires a level of logistics complexity that fits within our specialized niche, and we are seeing increasing customer interest and activity within these regions. We have a history of success in these areas, long-standing relationships with oversight authorities and local communities, and a strong quality, health, safety, and environmental record which will continue to deliver value to our customers.”

Mr. Beatty concluded, “We are optimistic about the balance of 2013. We ended Q2 2013 with a very healthy backlog of $285 million, up from $200.7 million at the end of the 2013 first quarter (“Q1 2013”). Our success at winning bids from customers has remained very strong, as evidenced by the announcement of $123.0 million of new contracts during Q2 2013 for projects in South America, North America, and Southeast Asia. We expect the majority of these projects will begin in Q3 2013 and continue through Q1 2014.”

Safety. Acquisition. Experience	saexploration.com

Q2 2013 Results

Revenue for Q2 2013 decreased to $42.4 million from $74.4 million in Q2 2012. Much of this revenue variation was due to a large North American project in Q2 2012 that had significant third-party pass-through revenues, which was not reflective of SAE’s typical seasonality.

Q2 2013 gross profit was $10.2 million, or 24.2% of revenue, compared to gross profit of $13.0 million, or 17.4% of revenues, in Q2 2012. Gross profit in Q2 2013 and Q2 2012 included depreciation of $3.4 million and $2.8 million, respectively. Excluding depreciation, gross margins in Q2 2013 and Q2 2012 were 32.2% and 21.2%, respectively. SAE considers the gross margin in Q2 2013 to represent a more normalized figure when compared to the gross margin in Q2 2012. Gross margin in Q2 2012 was reduced by high third party pass-through costs associated with a certain North American contract pursuant to which SAE only charged a small administrative fee.

Selling, general and administrative (“SG&A”) expenses were $5.1 million compared to $6.6 million in Q2 2012, the result of reductions in payroll expenses for certain regions.

Operating income was $4.2 million compared to $5.9 million in Q2 2012.

Interest expense in Q2 2013 rose to $3.4 million from $0.5 million in Q2 2012, due to a higher level of growth-related borrowing.

Net loss in Q2 2013 was $(0.2) million, or $(0.04) per diluted share, compared to net income of $5.1 million or $0.89 per diluted share in Q2 2012. Net (loss) for Q2 2013 included $0.6 million of one-time costs associated with SAE’s June 2013 merger with Trio Merger Corp. Excluding these one-time merger costs, net income for Q2 2013 was $0.3 million, or $0.05 per diluted share.

Modified EBITDA decreased to $7.6 million from Modified EBITDA of $9.0 million in Q2 2012.

At June 30, 2013, cash and cash equivalents totaled $28.5 million, working capital was $50.4 million, long-term debt was $91.8 million, and stockholders’ equity totaled $36.5 million.

First Half 2013 Results

Revenues for the first half of 2013 totaled $127.1 million, a 6.6% decrease from $136.2 million in the comparable prior year period. The decline was due primarily to the decrease caused by the North American contract cited above, offset by higher revenues in Q1 2013.

Gross profit was $30.2 million, or 23.8% of revenues, in the first half of 2013, compared to gross profit of $27.9 million, or 20.5% of revenue, in the first half of 2012. SG&A expenses for first half of 2013 were $12.6 million, or 9.9% of revenues, compared to $12.0 million, or 8.8% of revenues in the first half of 2012.

Operating income for first half of 2013 was $16.4 million, up 7.7% from $15.2 million in the first half of 2012.

Interest expense rose to $6.8 million in the first half of 2013 from $0.8 million in the first half of 2012.

Net income for the first half of 2013 was $5.6 million, or $0.84 per diluted share, compared to net income of $12.8 million or $2.26 per diluted share in the first half of 2012. Excluding one-time merger costs, net income for the first half of 2013 was $6.2 million, or $0.93 per diluted share.

Safety. Acquisition. Experience	saexploration.com

It had previously been determined that one-time merger costs would be charged against equity in the Company’s balance sheet. However, a portion of these one-time merger costs are being recognized as a line item expense in Q2 2013. As a result, net income for the first half of 2013 was slightly lower than the Company’s previously provided ranges. Without this adjustment, the Company’s net income would have been within the ranges provided.

Modified EBITDA for the first half of 2013 was $23.0 million, a 7.7% increase from Modified EBITDA of $21.3 million in the first half of 2012.

About SAExploration Holdings, Inc.

SAE is a holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. SAE services its multinational client base from offices in Canada, Alaska, Peru, Columbia, Bolivia, Papua New Guinea, New Zealand and Brazil. SAE’s website is www.saexploration.com. The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

This press release includes certain forward-looking statements, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on SAE managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of SAE’s business. These risks, uncertainties and contingencies include: fluctuations in the levels of exploration and development activity in the oil and gas industry; the volatility of oil and natural gas prices; dependence upon energy industry spending; disruptions in the global economy; global factors including political and military uncertainties; industry competition; delays, reductions or cancellations of service contracts; high fixed costs of operations; operational disruptions and external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way; reduced utilization; whether it enters into turnkey or term contracts; crew productivity; limited number of customers; credit risk related to its customers; the availability of capital resources; ability to retain key executives; currency fluctuations; court decisions and regulatory rulings; the potential delisting of SAE’s common stock on NASDAQ, passage of new, or interpretation of existing, environmental laws and regulations; and other factors set forth in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:
SAExploration Holdings, Inc.	The Equity Group Inc.
Brent Whiteley	Devin Sullivan
Chief Financial Officer and General Counsel	Senior Vice President
713-816-6392	212-836-9608
bwhiteley@saexploration.com	dsullivan@equityny.com

Thomas Mei
Associate
212-836-9614
tmei@equityny.com

Safety. Acquisition. Experience	saexploration.com

SAExploration Holdings, Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue from services	$42,380	$74,393	$127,146	$136,180
Direct operating expenses, including depreciation expense of $3,426 and $2,824 for the three months ended June 30 2013 and 2012, respectively, and $6,936 and $5,468 in the six months ended June 30 2013 and 2012, respectively	32,142	61,416	96,910	108,327
Gross profit	10,238	12,977	30,236	27,853
Selling, general and administrative expenses	5,141	6,577	12,607	12,020
Merger costs	583	—	583	—
Depreciation and amortization	257	149	522	288
Loss on sale of assets	42	382	103	305
Income from operations	4,215	5,869	16,421	15,240
Other income (expense):
Other, net	(1,308)	198	(1,445)	291
Interest expense, net	(3,427)	(471)	(6,812)	(839)
Foreign exchange (loss) gain, net	(842)	(40)	(1,299)	51
Total other expense, net	(5,577)	(313)	(9,556)	(497)
(Loss) income before income taxes	(1,362)	5,556	6,865	14,743
(Benefit) provision for income taxes	(1,117)	483	1,248	1,917
Net (loss) income	$(245)	$5,073	$5,617	$12,826
Basic and diluted (loss) income per common share
Weighted average shares outstanding -basic	6,782,515	5,685,288	6,553,454	5,685,288
(Loss) income per share - basic	$(0.04)	$0.89	$0.86	$2.26
Weighted average shares outstanding -diluted	6,782,515	5,685,288	6,684,118	5,685,288
(Loss) income per share - diluted	$(0.04)	$0.89	$0.84	$2.26

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net (loss) income	$(245)	$5,073	$5,617	$12,826
Other items of comprehensive (loss) income, foreign currency translation net of tax	(1,587)	1,989	(2,290)	875
Total other comprehensive (loss) income	$(1,832)	$7,062	$3,327	$13,701

Safety. Acquisition. Experience	saexploration.com

SAExploration Holdings, Inc. and Subsidiaries

 CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2013 and December 31, 2012
(In thousands, except share amounts)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,521	$15,721
Restricted cash	298	3,701
Accounts receivable	37,978	27,585
Deferred costs on contracts	2,158	5,911
Prepaid expenses	7,459	8,553
Deferred tax asset, net	820	902
Total current assets	77,234	62,373
Property and equipment, net	63,970	70,456
Intangible assets, net	1,341	1,478
Goodwill	2,186	2,306
Deferred loan issuance costs, net	9,395	9,066
Deferred tax asset, net	1,585	1,622
Other assets	684	674
Total assets	$156,395	$147,975
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,436	$12,309
Accrued liabilities	4,674	5,435
Income and other taxes payable	883	5,896
Accrued payroll liabilities	2,874	3,247
Notes payable – current portion	1,300	800
Notes payable to related parties	—	53
Deferred revenue – current portion	7,980	6,145
Capital lease – current portion	736	818
Total current liabilities	26,883	34,703
Long-term portion of notes payable, net	79,166	78,493
Long-term portion of notes payable to related parties	11,775	—
Long-term portion of capital leases	801	1,054
Deferred revenue – non-current portion	1,058	3,175
Deferred tax liabilities, net	188	241
Warrant liabilities	—	1,244
Total liabilities	119,871	118,910
Commitments and contingencies
Convertible preferred stock of Former SAE, $0.0001 par value, 5,000,000 shares authorized; Series A preferred stock, $1.00 stated value, 5,000,000 shares retired as a result of the Merger	—	5,000
Preferred Stock, $0.0001 par value, 1,000,000 authorized shares and no outstanding shares	—	—
Stockholders’ equity:
Common Stock, $0.0001 par value, 55,000,000 and 1,250,000 shares authorized, respectively, and 13,402,664 and 948,750 issued and outstanding, respectively.	2	1
Additional paid-in capital	26,301	1,907
Retained earnings	12,155	21,801
Accumulated other comprehensive (loss) income	(1,934)	356
Total stockholders’ equity	36,524	24,065
Total liabilities and stockholders’ equity	$156,395	$147,975

Safety. Acquisition. Experience	saexploration.com

SAEXPLORATION HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF MODIFIED EBITDA
(Unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013		2012	2013		2012
Net (loss) income	$(245)		$5,073	$5,617		$12,826
Depreciation and amortization	4,155		2,973	8,550		5,756
Interest expense, net	2,955	(1)	471	5,720	(1)	839
Provision (benefit) for income taxes	(1,117)		483	1,248		1,917
Non-recurring major expense	1,841	(2)	-	1,841	(2)	-
Modified EBITDA	$7,589		$9,000	$22,976		$21,338

(1) Excludes $472,000 and $1,092,000 of amortization of loan issuance costs which are included in depreciation and amortization in the three and six month periods ended June 30, 2013.

(2) Principally debt-related third-party costs , merger costs, and one-time severance costs related to the reduction of staff in Colombia.

Modified EBITDA (arrived at by taking earnings before interest, taxes, depreciation and amortization, and non-recurring expenses) is not derived in accordance with generally accepted accounting principles (“GAAP”). EBITDA is a key metric SAE uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. SAE considers EBITDA important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA enables SAE’s Board of Directors and management to monitor and evaluate the business on a consistent basis. SAE uses EBITDA as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The presentation of EBITDA should not be construed as an inference that SAE’s future results will be unaffected by unusual or non-recurring items or by non-cash items, such as non-cash compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Safety. Acquisition. Experience	saexploration.com